UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ARCTIC CAT INC.

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ARCTIC CAT INC.

POINTS TO CONSIDER IN THE ELECTION OF DIRECTORS

FOR 2016 ANNUAL MEETING OF SHAREHOLDERS

Arctic Cat Inc. (“Arctic Cat” or the “Company”) is contacting certain investors regarding the recent recommendation by Institutional Shareholder Services (“ISS”) to vote “Against” the election of Susan E. Lester as a director at the Company’s upcoming 2016 Annual Meeting of Shareholders (the “Annual Meeting”). The following talking points were prepared to facilitate those conversations and should be considered by Arctic Cat shareholders when casting their votes for the election of directors at the Annual Meeting. The Board of Directors (the “Board”) of Arctic Cat strongly encourage shareholders to vote “FOR” Susan E. Lester for the following reasons, in addition to what has already been disclosed in the Definitive Proxy Statement filed with the Securities and Exchange Commission (“SEC”) on June 20, 2016.

1.	Three incumbent directors have been nominated for re-election to the Board and ISS is recommending a vote “FOR” two of these directors – Christopher T. Metz, President and Chief Executive Officer (“CEO”) and Andrew S. Duff, independent director. The recommended vote “Against” Susan E. Lester, an independent director with a terrific record of service, is based on reasons unrelated to her qualifications or service as a director. Rather, the rationale for the recommendation is due to the perceived lack of pay for performance alignment and the absence of a say-on-pay proposal, which will be considered next year since Arctic Cat’s shareholders adopted a triennial say-on-pay frequency. Without a say-on-pay proposal, ISS has chosen to recommend a vote against Ms. Lester as the only independent director up for election with more than one year service.

2.	As noted above, the ISS “Against” vote recommendation for Susan E. Lester is due to portions of Arctic Cat’s compensation programs, particularly the perceived pay for performance relationship and the fiscal year 2016 special incentive grant to Christopher T. Metz, new CEO of Arctic Cat. The Compensation and Human Resources Committee of the Board of Directors of Arctic Cat (the “Compensation Committee”) believes its executive compensation programs are shareholder aligned, performance oriented and market competitive. Last year, the Compensation Committee awarded its executive management team with special “retention” equity awards to promote continuity in the midst of critical turnaround efforts. This grant recognized a desire to retain executives during the business transformation.

Mr. Metz was also granted an award; however, he did not participate in a retention program similar to other named executive officers. Instead, as a means to further the business transformation efforts, the Compensation Committee provided the CEO a one-time performance and retention grant of cash-settled stock appreciation rights. Unlike traditional stock appreciation rights or stock options, these cash-settled stock appreciation rights are capped at $33.00, approximately the stock price at the time of the CEO’s hire date. This $33.00 stock price cap is a critical feature, as it encourages share price growth, but does not provide incremental benefit to the CEO for stock prices above $33.00.

The Compensation Committee utilized this design to encourage continued engagement of the new CEO, recognizing that select unforeseen business challenges were fully uncovered as a result of his new leadership. However, this award was also intended to reflect Arctic Cat’s significant emphasis on performance-based compensation and shareholder alignment. In particular, this award adheres to the principles highlighted in the compensation philosophy:

Shareholder Aligned

•	A significant portion of executive compensation is delivered in equity (75% in stock options and 25% in restricted stock awards), with value changes that are directly correlated to stock price movements.

•	Arctic Cat maintains competitive stock ownership guidelines and the Compensation Committee monitors progress toward and compliance with those guidelines regularly.

Performance Orientated

•	The CEO did not earn an annual cash incentive for the fiscal year 2016 performance period, as financial results were below the threshold levels established by the Compensation Committee at the beginning of the year.

•	Realizable compensation over the previous 3-years is well-aligned with total shareholder return (both realizable pay and TSR performance are below the 25th percentile):

Notes:

–	Includes Claude Jordan as CEO in fiscal year 2014 and Mr. Metz for fiscal years 2015 and 2016

–	Pay includes base salary, actual annual incentives earned and the intrinsic value of equity-based compensation

Market Competitive

•	Annual CEO compensation is below the peer group median (ISS specifically characterizes Arctic Cat’s CEO compensation at 80% of the market median).

The Board of Directors believes that this decision, as well as our entire executive compensation program, is aligned with our principles, and supports value creation during Arctic Cat’s business transformation.

3.	Susan E. Lester is a highly-qualified director and should be re-elected to the Board.

•	She is a private investor who has served as the Chief Financial Officer and as a director of various organizations in the banking industry.

•	Her financial expertise, extensive knowledge of accounting issues and experience in senior leadership and director positions bring highly valuable skills to Arctic Cat and allow her to make significant contributions to the oversight of Arctic Cat’s financial reporting and strategy.

•	Her experience as a private investor drives her to evaluate the impact of board decisions from the perspective of Arctic Cat’s long-term shareholders.

•	She chairs Arctic Cat’s Audit Committee and qualifies as a financial expert as defined in SEC rules.

•	She further contributes to the Board by serving as a member of the Governance Committee.

•	Her unique perspective supports Artic Cat’s inclusion and diversity initiatives.

Please utilize your own analysis and vote FOR the election of Susan E. Lester to the Board of Arctic Cat.

To vote your shares, sign and date each proxy card you’ve received and return them in the prepaid envelope or vote electronically through the Internet or by telephone by following the instructions on the proxy card. If you return a properly executed proxy card without specific voting instructions, your shares will be voted in accordance with the Board’s recommendations, including FOR Susan E. Lester as a director. If you have previously submitted a proxy card or voted electronically, you may change it by: (i) returning a later-dated proxy (by mail, Internet or telephone); (ii) delivering a written notice of revocation to our Secretary at our principal executive office at 505 Highway 169 North, Suite 1000, Plymouth, MN 55441; or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting without voting at the Annual Meeting will not, in and of itself, constitute a revocation of your proxy).

This information is first being provided to shareholders on or about July 11, 2016 and should be read in conjunction with the Definitive Proxy Statement filed by Arctic Cat with the SEC on June 20, 2016. Arctic Cat has hired D.F. King to assist in soliciting proxies to approve the election of Susan E. Lester to the Board and will pay D.F. King a fee of approximately $7,500, plus reasonable expenses for these services.